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                                                                    EXHIBIT 99.1

                                 PRESS RELEASE

            CALIPER TECHNOLOGIES CORP. ADOPTS STOCKHOLDER RIGHTS PLAN

        Mountain View, Calif., December 19, 2001 -- Caliper Technologies Corp. (Nasdaq: CALP) announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of January 8, 2002 will receive rights to purchase shares of a new series of Preferred Stock.

        The Rights Plan is designed to enable all Caliper stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Caliper. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

        The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person or group acquires 15 percent or more of the Caliper Common Stock or announces a tender offer for 15 percent or more of the Common Stock. If a person acquires 15 percent or more of Caliper's Common Stock, all rightsholders except the buyer will be entitled to acquire Caliper Common Stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of Caliper's Common Stock without negotiations with the Board.

        The rights will trade with Caliper's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Caliper's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15 percent of the Caliper Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

        Caliper Technologies Corp. is a leader in lab-on-a-chip technology. Caliper designs, manufactures, and commercializes LabChip(R) devices and systems that enable experiments that ordinarily require laboratories full of equipment and people to be conducted on a chip small enough to fit in the palm of a child's hand. The chip contains a network of microscopic channels through which fluids and chemicals are moved in order to perform the experiment. The LabChip(R) system is designed to streamline and accelerate laboratory experimentation and has potential applicability in a broad range of industries including pharmaceuticals, agriculture, chemicals and diagnostics. Caliper has established multiple strategic and commercial relationships and has built a leading intellectual property estate in microfluidic technology.